Exhibit 99.1

CV SCIENCES, INC. REPAYS remaining debt

LAS VEGAS, Aug. 22, 2018 (GLOBE NEWSWIRE) -- CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”) announced today that it has fully repaid the promissory note payable (“Promissory Note”) to Wiltshire, LLC in cash, thus avoiding any remaining interest payments due on the Note. The Company issued the Promissory Note on November 9, 2017 in the principal amount of $850,000, with an original due date of May 9, 2019.

“The Company’s strong financial performance and resulting cash flow have allowed us to fully repay this Promissory Note in cash nearly nine months ahead of the original due date. By prepaying this debt, the Company avoids further payments associated with this Promissory Note and we are now completely free of debt other than ordinary course payables,” stated Joseph Dowling, Chief Executive Officer of CV Sciences.

Mr. Dowling added, “Our record Q2 2018 results reported on August 1, 2018 demonstrated the strong performance of our market-leading consumer products division, which generated $20.4 million of sales and $3.8 million of net income for the first six months of 2018.  By significantly deleveraging our balance sheet, we have the ability to maximize our key opportunities: to scale-up operations and take advantage of the rapidly expanding hemp CBD industry, and focus on our drug development division, which continues to make progress through the pre-clinical phase. We remain confident that our continued prosecution of our patent related to the Company’s drug candidate CVSI-007 should result in an issued patent with proprietary technology.”

On July 23rd, 2018, CV Sciences submitted its application to list the Company’s common stock in the U.S. on the Nasdaq Capital Market.

About CV Sciences, Inc.

CV Sciences, Inc. (OTCQB:CVSI) operates two distinct business segments: a drug development division focused on developing and commercializing novel therapeutics utilizing synthetic CBD; and, a consumer product division focused on manufacturing, marketing and selling plant-based CBD products (PlusCBD Oil™) to a range of market sectors. CV Sciences, Inc. has primary offices and facilities in San Diego, California and Las Vegas, Nevada.  Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.

CONTACT INFORMATION:

Robert Haag
Managing Director
IRTH Communications
CVSI@irthcommunications.com
866-976-4784